Exhibit (a)(1)(A)

NOTICE OF FUNDAMENTAL CHANGE AND
OFFER TO PURCHASE

SCIELE PHARMA, INC.

OFFER TO PURCHASE FOR CASH
ANY AND ALL OF THE OUTSTANDING
2.625% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2027
CUSIP Number: 808627 AA1

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of that certain Indenture dated as of May 14, 2007 and as subsequently supplemented (as supplemented, the “Indenture”), between Sciele Pharma, Inc., a Delaware corporation (“Sciele” or the “Company”) and LaSalle Bank National Association, as trustee (the “Trustee”), pursuant to which the Company issued its 2.625% Contingent Convertible Senior Notes Due 2027 (the “Notes”), that a Fundamental Change (as defined in the Indenture) occurred on October 7, 2008 as a result of the closing of a tender offer (the “Share Offer”) by Tall Bridge, Inc. (the “Purchaser”) to acquire all of the outstanding common stock of the Company.  Pursuant to Section 3.09 of the Indenture, as a result of the Fundamental Change, and at the option of the holders thereof (the “Holders”), the Notes will be purchased by the Company at a price (the “Fundamental Change Purchase Price”) of $1,000.00 per $1,000.00 principal amount of the Notes, plus any accrued and unpaid interest on the Notes to and including November 24, 2008 (the “Fundamental Change Purchase Date”). The purchase of the Notes is subject to the terms and conditions of the Indenture, the Notes, and this Notice of Fundamental Change and Offer to Purchase (this “Offer to Purchase”) and related offering materials, as amended and supplemented from time to time (the “Offer”). The Holders may surrender their Notes from October 15, 2008 through 5:00 p.m., New York City Time, on November 19, 2008, unless the Offer is extended by the Company (such date, as it may be extended, the “Expiration Date”). Pursuant to the Indenture, the Company will repurchase the Notes promptly after the Fundamental Change Purchase Date.  The right of Holders to require the Company to purchase their Notes in the Offer is separate from the right of Holders to convert their Notes.  Holders who elect to convert their Notes will receive more cash than Holders who elect to accept this Offer.  This Offer to Purchase updates and supersedes information contained  in the Company’s Notice to Holders of 2.625% Contingent Convertible Senior Notes Due 2027 issued on October 9, 2008.  The Offer is being sent pursuant to Section 3.09 of the Indenture and Section 6 of the Notes.  All capitalized terms used but not specifically defined in the Offer have the meanings given to them in the Indenture.

Holders are urged to review this Offer to Purchase, the notices issued by Sciele regarding the right of Holders to convert their Notes, and to consult with their own legal, financial and tax advisors before deciding whether to tender their Notes in the Offer.  Neither Sciele, Purchaser, nor any of their respective affiliates, officers, or directors nor the Trustee nor the depositary make any recommendation as to whether or not Holders should tender Notes pursuant to the Offer.

To exercise your option to have the Company purchase the Notes and receive payment of the Fundamental Change Purchase Price you must validly surrender the Notes and the enclosed Letter of Transmittal and Fundamental Change Purchase Notice (the “Letter of Transmittal”) to LaSalle Bank National Association (the “Depositary”) (and not have withdrawn such surrendered Notes and Letter of Transmittal), prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on November 24, 2008. The right of the Holders to surrender Notes for purchase in the Offer expires at 5:00 p.m., New York City time, on the Expiration Date.

HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

i

The address for the Depositary is:

By Registered Mail or Overnight Carrier:	In Person by Hand Only:

LaSalle Global Trust Services Mail Code IL4-135-16-25 135 S. LaSalle Street Suite 1625 Chicago Illinois 60603 Attention: Frank A. Pierson	LaSalle Bank National Association, 135 S. LaSalle Street, Suite 1625 Chicago Illinois 60603 Attention: Frank A. Pierson

Facsimile: (312) 904-4018

To Confirm by Telephone: (312) 904-5527

Copies of this Offer to Purchase may be obtained from the Depositary at its address set forth above.

The date of this Offer to Purchase is October 15, 2008.

ii

No person has been authorized to give any information or to make any representations other than those contained in this Notice of Fundamental Change and Offer to Purchase (this “Offer to Purchase”) and accompanying Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. Neither the Company, its board of directors nor its employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

iii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Notice of Fundamental Change and Offer to Purchase (this “Offer to Purchase”) and related offering materials, as amended and supplemented from time to time (the “Offer”). To understand the Offer fully and for a more complete description of the terms of the Offer, the Company urges you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal and Fundamental Change Purchase Notice (“Letter of Transmittal”) because the information in this summary is not complete and those documents contain additional important information. The Company has included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

Sciele Pharma, Inc, a Delaware corporation (“Sciele” or the “Company”) is offering to purchase your validly surrendered 2.625% Contingent Convertible Senior Notes Due 2027 (the “Notes”). The address of the principal executive offices of Sciele is 5 Concourse Parkway, Suite 1800, Atlanta, Georgia 30328.  The telephone number of Sciele at its principal executive offices is (770) 442-9707.  Sciele’s website address is www.sciele.com. (See Page 5)

What Notes are the Company offering to purchase?

The Company is offering to purchase all of the Notes validly surrendered by the holders thereof (the “Holders”) in the Offer. As of October 13, 2008, there was approximately $325 million aggregate principal amount of Notes outstanding. The Notes were issued under the Indenture dated as of May 14, 2007 and as subsequently supplemented (as supplemented, the “Indenture”), between Sciele Pharma, Inc., a Delaware corporation (the “Company”) and LaSalle Bank National Association, as trustee (the “Trustee”). (See Page 5)

When does the Offer expire?

The Offer expires at 5:00 p.m., New York City Time, on November 19, 2008, unless the Offer is extended by the Company (such date, as it may be extended, the “Expiration Date”). The Company does not currently anticipate that the period to accept the Offer will be extended. If the period to accept the Offer is extended, the Company will comply with Rule 14e-1(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the terms of the Indenture in connection therewith. (See Page 8)

What are the conditions to the Company’s purchase of the Notes?

The Company’s purchase of validly surrendered Notes is not subject to any conditions other than such purchase being lawful. (See Page 6)

Why is the Company making the Offer?

As previously announced, on September 1, 2008, Sciele entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Shionogi & Co., Ltd., a company formed under the laws of Japan (“Parent”) and Tall Bridge, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”).

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof:

•      on September 8, 2008, Purchaser commenced a tender offer (the “Share Offer”) to acquire all of the outstanding shares of common stock of the Company (the “Shares”) at a purchase price of $31.00 per share, net to the holder in cash, subject to any required withholding of taxes (the “Share Offer Price”), and

•      effective on October 9, 2008 at 5:00 p.m. E.D.T., after the consummation of the Share Offer, Purchaser merged with and into the Company (the “Merger”), and the Company became an indirect wholly-owned subsidiary of Parent. In the Merger, the shares of the Company remaining outstanding following the consummation of the Offer, other than shares held by the Company, Purchaser, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company, or by stockholders who validly exercised their appraisal rights under Delaware law, were converted into the right to receive the Share Offer Price.

The initial period of the Share Offer expired at 12:00 Midnight, New York City time, on Friday, October 3, 2008, at which time, according to the depositary for the Share Offer, approximately 85.44% of the outstanding Shares had been tendered into the Share Offer.  Purchaser accepted all the validly tendered Shares on October 3, 2008.  On October 6, 2008, Parent and Sciele announced the results of the Share Offer and that Purchaser had commenced a subsequent offering period of the Share Offer (the “Subsequent Offering Period”) for all remaining untendered Shares.  Payment for validly tendered shares commenced on Tuesday, October 7, 2008, resulting in a Fundamental Change (as defined in Section 3.09 of the Indenture) and requiring the Company to make the Offer pursuant to Section 3.09(b) of the Indenture.  On October 9, 2008, Parent and Sciele announced the completion of the Share Offer and that, as of the expiration of the Subsequent Offering Period, approximately 92.0% of all outstanding Shares had been tendered into the Share Offer.  (See Pages 5-6)

How much is the Company offering to pay and what is the form of payment?

Pursuant to the terms of the Indenture, the Company will pay in cash a purchase price of $1,000.00 per $1,000.00 principal amount of the Notes, plus any accrued and unpaid interest to and including the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”) with respect to any and all Notes validly surrendered for purchase and not withdrawn.  (See Page 6)

What relation does the Offer have (if any) with the previously announced convertibility of the Notes pursuant to Section 10.08 of the Indenture?

The Notes as to which this Notice of Fundamental Change and Offer to Purchase has been given may be converted into cash pursuant to Article X of the Indenture so long as the Notes have not been submitted for repurchase by the Company (or, if submitted, have been validly withdrawn).

The right to participate in the Offer is a separate right from the right to convert the Notes. The Company previously announced the convertibility of the Notes pursuant to Section 10.08 of the Indenture.  Instead of tendering their Notes for purchase, Holders may convert their Notes until the Fundamental Change Purchase Date and receive the consideration due upon conversion.  (See Pages 6-7)

Has the Conversion Rate applicable to the Notes been adjusted?

Yes.  Pursuant to the terms of the Indenture, the Merger constituted a Make-Whole Fundamental Change.  In accordance with the terms of the Indenture, the Conversion Value increased to $1,181.96 as a result of the increased Conversion Rate calculated based upon the Merger Consideration and the related Applicable Price and Effective Date (as those terms are defined in the Indenture) of the Merger.  Consequently, Holders who elect to convert their Notes will receive more cash than holders who elect to have the Company repurchase their Notes pursuant to this Offer because the Fundamental Change Purchase Price was not (and will not be) increased as a result of the Fundamental Change.  (See Pages 6-7)

Does the Company have the financial resources to pay for the Notes?

Yes. The Company estimates that it will need approximately $325.4 million to purchase all of the Notes pursuant to the Offer and to pay all related fees and expenses. The Parent is required to provide, and has provided, these funds to the Company pursuant to the Merger Agreement. (See Pages 11-12)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. If the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Offer.

The Indenture provides that upon the occurrence of certain events, the Notes may be convertible for cash and the Company’s common stock based on the price of the Company’s common stock. However, as a result of the Merger, the

Company became an indirect wholly-owned subsidiary of the Parent. In connection with the Merger, the Company eliminated the trading symbol for its common stock from the NASDAQ Stock Market and suspended its obligations to file reports with the Securities and Exchange Commission (the “SEC”) under the Exchange Act. In addition, the Company has filed the applicable reports with the SEC to de-register its common stock under the Exchange Act. As such, there is no established reporting system or market for trading in the common stock of the Company.  As a result, the Notes are convertible only into cash based on the adjusted Conversion Rate determined in accordance with the provisions of the Indenture by reference to the Effective Date of the Merger and the Merger Consideration and the related Applicable Price. (See Pages 7-8)

What does the Company’s board of directors think of the Offer?

Although the Company’s board of directors has approved the terms of the Offer as set forth in the Indenture, it has not made any recommendation as to whether you should surrender your Notes for purchase in the Offer. You must make your own decision whether to surrender your Notes for purchase in the Offer and, if so, the amount of Notes to surrender. (See Page 6)

How do I surrender my Notes?

To surrender your Notes for purchase pursuant to the Offer, you must deliver the required documents to LaSalle Bank National Association (the “Depositary”) no later than 5:00 p.m., New York City time, on the Expiration Date.

HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

•      A Holder whose Notes are held in certificated form must properly complete and execute the Letter of Transmittal and deliver such notice to the Depositary, together with any other required documents and the certificates representing the Notes to be surrendered for purchase, on or before 5:00 p.m., New York City time, on the Expiration Date.

•      A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact the nominee if the Holder desires to surrender his or her Notes and instruct the nominee to surrender the Notes on the Holder’s behalf.

•      A Holder who is a DTC participant may elect to surrender their Notes by delivering to the Depositary’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Notes on or before 5:00 p.m., New York City time, on the Expiration Date.

•      Holders who are DTC participants should surrender their Notes electronically through DTC’s Automated Tenders over the Participant Terminal System (“PTS”), subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders who desire to surrender Notes for purchase and whose certificates representing such Notes are not immediately available or who cannot deliver their certificates, Letter of Transmittal and other required documents to the Depositary or complete the procedures for book-entry transfer prior to 5:00 p.m., New York City time, on the Expiration Date, may nevertheless surrender their Notes for purchase pursuant to the guaranteed delivery procedures described in this Offer to Purchase. (See Pages 8-10)

If I surrender my Notes, when will I receive payment?

The Company will accept for payment all validly surrendered Notes on the Fundamental Change Purchase Date. The Company will forward to the Depositary on the Business Day following the Fundamental Change Purchase Date the appropriate amount of cash required to pay the Fundamental Change Purchase Price for the Notes validly surrendered before the Expiration Date and not withdrawn. The Depositary will promptly pay cash to the Holders on the Business Day following the Fundamental Change Purchase Date or, if applicable, promptly following the time of delivery of Notes to the Depositary in accordance with the guaranteed delivery procedures described in this Offer to Purchase. (See Pages 10-11)

Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for purchase at any time until 5:00 p.m., New York City time, on November 24, 2008, the Fundamental Change Purchase Date. (See Page 10)

How do I withdraw previously surrendered Notes?

To withdraw previously surrendered Notes, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Depositary prior to 5:00 p.m., New York City time, on November 24, 2008, the Fundamental Change Purchase Date.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. (See Page 10)

Do I need to do anything if I do not wish to surrender my Notes for purchase?

No. However, you also have the right to convert the Notes into cash until November 24, 2008.  In addition to determining whether to tender your Notes for purchase, you should consider whether to convert your Notes.  As a result of the Merger, shares of common stock of the Company are no longer issuable upon conversion of the Notes. The Notes may be converted into an amount of cash of $1,181.96 per $1,000.00 in principal amount of the Notes until November 24, 2008.  Also as a result of the Merger, the Conversion Rate applicable to the Notes will not be subject to adjustment in the future.  Consequently, even if Notes not tendered into the Offer or converted prior to November 24, 2008 again become convertible under the terms of the Indenture, holders of Notes will not share in future appreciation of the value of the Company. (See Page 8)

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase you must surrender Notes in a principal amount of $1,000.00 or an integral multiple thereof. (See Pages 5-6)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for purchase in the Offer?

The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. (See Pages 12-14)

Who is the Depositary?

LaSalle Bank National Association is serving as Depositary in connection with the Offer. In addition, LaSalle Bank National Association has served as the Conversion Agent under the Indenture. Its address and telephone number are set forth on the second page of this Offer to Purchase.

Who can I contact if I have questions about the Offer?

Questions and requests for assistance in connection with the surrender of Notes for purchase in this Offer may be directed to Frank Pierson of LaSalle Bank National Association at (312) 904-5527 or by email at frank.pierson@lasallegts.com.

IMPORTANT INFORMATION CONCERNING THE OFFER

1.    Information Concerning the Company.     Sciele Pharma, Inc., a Delaware corporation (“Sciele” or the “Company”) and an indirect wholly-owned subsidiary of Shionogi & Co., Ltd., a corporation organized under the laws of Japan (the “Parent”), is offering to purchase its 2.625% Contingent Convertible Senior Notes Due 2027 (the “Notes”) issued pursuant to the Indenture dated as of May 14, 2007 and as subsequently supplemented (as supplemented, the “Indenture”), between the Company and LaSalle Bank National Association, as trustee (the “Trustee”). The address of the principal executive offices of Sciele is 5 Concourse Parkway, Suite 1800, Atlanta, Georgia 30328.  The telephone number of Sciele at its principal executive offices is (770) 442-9707.  Sciele’s website address is www.sciele.com.

2.    Information Concerning the Notes and the Offer.

Overview.     On May 14, 2007, pursuant to the Indenture, Company issued $325 million in aggregate principal amount of the Notes in a registered offering under the Securities Act of 1933, as amended.  The Notes are due May 15, 2027 and accrued interest is payable semi-annually in arrears on May 15 and November 15 of each year.  The Notes are the senior unsecured obligations of the Company and rank equally in right of payment with each other and with all of the Company’s other senior unsecured indebtedness. The Notes are subordinated in right of payment to all of the Company’s existing and future secured indebtedness (to the extent of the value of the collateral securing the same).

As of October 13, 2008, there was approximately $325 million in aggregate principal amount of Notes outstanding. Notes not tendered in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged, subject to the changes that have occurred to the Conversion Value in connection with the Merger.

Maturity and Interest.     The Notes will mature on May 15, 2027. The Notes bear interest at an annual rate of 2.625%.

The Company’s Obligation to Purchase the Notes Upon Fundamental Change.     On September 1, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Parent and Tall Bridge, Inc. (“Purchaser”), an indirect wholly-owned subsidiary of Parent, pursuant to which Parent acquired the Company and the Company became a wholly-owned indirect subsidiary of the Parent (the “Transaction”).  The Transaction occurred in two steps and triggered certain provisions under the Indenture which are described below.

On September 8, 2008, Purchaser commenced a tender offer (the “Share Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of the Company at a purchase price of $31.00 per Share in cash, net to the holder in cash, subject to any required withholding of taxes (the “Share Offer Price”).  The initial period of the Share Offer expired at 12:00 Midnight, New York City time, on Friday, October 3, 2008, at which time, according to the depositary for the Share Offer, approximately 85.44% of the outstanding Shares had been tendered into the Share Offer.  Purchaser accepted all the validly tendered Shares on October 3, 2008.  On October 6, 2008, Parent and Sciele announced the results of the Share Offer and that Purchaser had commenced a subsequent offering period of the Share Offer (the “Subsequent Offering Period”) for all remaining untendered Shares.  Payment for validly tendered shares commenced on Tuesday, October 7, 2008, resulting in a Fundamental Change (as defined in Section 3.09 of the Indenture) and requiring the Company to make the Offer pursuant to Section 3.09(b) of the Indenture.  On October 9, 2008, Parent and Sciele announced the completion of the Share Offer and that, as of the expiration of the Subsequent Offering Period, approximately 92.0% of all outstanding Shares had been tendered into the Share Offer.

Under the terms and conditions of the Notes and the Indenture, upon the occurrence of a Fundamental Change, the Company became obligated to purchase all outstanding Notes validly surrendered for purchase and not withdrawn at the Holder’s option in integral multiples of $1,000.00 principal amount as of the date that is no later than 30 Business Days after the later of the date the Fundamental Change becomes effective and the date the Company gives notice of the consummation of the Fundamental Change.  The Fundamental Change became effective upon the Purchaser’s acquisition of approximately 85.44% of the outstanding Shares beginning on October 7, 2008, and the Company first gave notice of such Fundamental Change on October 9, 2008.  The purpose of this Offer is to satisfy the Company’s obligations under the Notes and the Indenture.  This Offer to Purchase shall constitute the notice of the Fundamental Change required by Section 3.09(b) of the Indenture, which notice is required under the Indenture to be provided within five (5) Business Days of the date of the Fundamental Change.

In the second step of the Transaction, and pursuant to the Merger Agreement, the Company completed a merger (the “Merger”) with the Purchaser, with the Company being the surviving corporation.  The Purchaser owned more than 90%

of the Shares after the Share Offer closed, and, as a result the Merger was completed pursuant to Delaware’s “short form” merger statute on October 9, 2008.

At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share that was not tendered pursuant to the Share Offer was cancelled and converted into the right to receive $31.00, net to the holder thereof in cash, without interest thereon (the “Merger Consideration”) (other than Shares that are held by Purchaser, Parent or the Company or by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law).  The Merger constituted a Make-Whole Fundamental Change under the Indenture.

The Company is offering, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase any and all of its outstanding Notes.  The Offer will expire at 5:00 p.m., New York City time, on November 19, 2008, unless the Offer is extended by the Company (such date, as it may be extended by the Company, the “Expiration Date”). The purchase by the Company of validly surrendered Notes is not subject to any conditions other than such purchase being lawful.

Fundamental Change Purchase Price.     Pursuant to Section 3.09(a) of the Indenture, the purchase price to be paid by the Company for the Notes as a result of the Fundamental Change is $1,000.00 per $1,000.00 principal amount plus any accrued and unpaid interest thereon to and including the Fundamental Change Purchase Date (as defined below) (the “Fundamental Change Purchase Price”).

Holders who elect to have the Company purchase their Notes pursuant to the Offer will receive the Fundamental Change Purchase Price.  The Fundamental Change Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase in the Offer and not withdrawn prior to November 24, 2008. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000.00 or integral multiples thereof.  Pursuant to Section 3.11 of the Indenture, the Company will forward to the Depositary on the Business Day following the Fundamental Change Purchase Date the appropriate amount of cash required to pay the Fundamental Change Purchase Price for the Notes surrendered before the Expiration Date and not withdrawn. The Depositary will promptly pay cash to the Holders on the Business Day following the Fundamental Change Purchase Date or, if applicable, promptly following the time of delivery of Notes to the Depositary in accordance with the guaranteed delivery procedures described in this Offer to Purchase.

With respect to Notes that are validly surrendered for purchase, effective on November 24, 2008 (the “Fundamental Change Purchase Date”), any and all interest thereon will cease to accrue unless the Company defaults in making payments on Notes validly surrendered for purchase and not withdrawn.

The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and does not necessarily bear any relationship to the market price of the Notes or shares of the Company’s common stock. Thus, the Fundamental Change Purchase Price may be significantly higher or lower than the current market price of the Notes, and is lower than the amount in cash that Holders would receive if they exercise their conversion rights.  Holders of Notes will receive more cash if they exercise their conversion rights pursuant to the terms of the Indenture and do not accept this Offer.  Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes and the Conversion Value before making a decision whether to surrender their Notes for purchase.  The Conversion Value is $1,181.96 per $1000.00 principal amount of the Notes.

Neither the Company, its board of directors, nor its employees are making any recommendation to the Holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Offer to Purchase. Each Holder must make their own decision whether to surrender their Notes for purchase and, if so, the principal amount of Notes to surrender based on such Holder’s assessment of the fair value and conversion right (if any) of the Notes and the Company’s common stock and other relevant factors.

Conversion Rights of the Notes.     Pursuant to the terms of the Indenture, the Notes became convertible as a result of the Transaction.  As discussed above, the Merger constituted a Make-Whole Fundamental Change under the Indenture, which required the Company to increase the Conversion Rate applicable to the Notes.  The Notes became convertible on September 8, 2008, the date which is 30 days prior to October 8, 2008 (the date which the Company designated as the anticipated Effective Date of the Make-Whole Fundamental Change that occurred as a result of the Merger) and will cease to be convertible on November 24, 2008, the Fundamental Change Purchase Date.  Once the election to convert any Note has become effective, such conversion is irrevocable.  The Depositary is also the Conversion Agent.  Holders of Notes who tender their notes into the Offer may withdraw any such Notes from the Offer prior to November 24, 2008 and convert such Notes pursuant to the terms of the Indenture until November 24, 2008.

Conversion Rate of the Notes.     In accordance with Section 10.02 of the Indenture, holders of Notes who elected to convert their Notes prior to the consummation of the Merger will receive the Conversion Value due to them no later than three (3) Business Days after the last Trading Day in the Cash Settlement Averaging Period applicable to such conversion.  The Cash Settlement Averaging Period will be the thirty (30) consecutive Trading-Day period that begins on, and includes, the third (3rd) Trading Day after the Conversion Date for such conversion.  The Conversion Value will be based upon the Volume-Weighted Average Price per Share on each Trading Day of such Cash Settlement Averaging Period as provided in the Indenture.  However, as described above, at the Effective Time, each outstanding Share will be cancelled and converted into the right to receive the Merger Consideration.  Accordingly, for each Trading Day in the Cash Settlement Averaging Period occurring after such Effective Time, the Daily Conversion Value will be based upon the Merger Consideration.

In accordance with Section 10.08 of the Indenture, the Company was required to increase the Conversion Rate based on the Applicable Price and the date the Make-Whole Fundamental Change becomes effective (which is also the date that the Merger became effective)  (the “Effective Date”). However, as provided in the Indenture, no such adjustment to the Conversion Rate will occur prior to the actual Effective Date of the Make-Whole Fundamental Change.  Accordingly, holders who elected to convert their Notes prior to the Merger closing were paid the Conversion Value, as described above, without regard to any increase in the Conversion Rate as a result of the Make-Whole Fundamental Change if the conversion of such Notes was settled prior to the Effective Date.  The Company will also pay to such holders the increase to the Conversion Value as a result of the increased Conversion Rate based upon the Merger Consideration and the related Applicable Price and Effective Date.

Pursuant to the Indenture, the Conversion Rate applicable to the Notes was increased by reference to a table set forth in the Indenture, based on the Effective Date, and the “Applicable Price.” The Conversion Rate applicable to the Notes increased to 38.13 in connection with the Merger. Also pursuant to the Indenture, in the case of a Make-Whole Fundamental Change, such as the Merger, if the consideration for Sciele’s common stock in the Make-Whole Fundamental Change consists solely of cash, then the “Applicable Price” will be the cash amount paid per share of our common stock in the Make-Whole Fundamental Change.  In accordance with Section 10.08(c) of the Indenture, the increased Conversion Rate was announced on October 9, 2008.

Holders of Notes who elect to convert their Notes after the Merger will receive Conversion Value based on the amount of Merger Consideration, and an increased Conversion Rate based upon the related Effective Date and Applicable Price.  Such Conversion Value will be paid within three business days following a valid conversion.

The Depositary is also acting as the Conversion Agent for the Notes. Additionally, it is important to note that the right to participate in the Offer is a separate right from the right to convert the Notes. If a Holder has converted its Notes under any Conversion Right, those converted Notes may not be surrendered for purchase under the Offer.

It is important to note that, as a result of the Merger, the Company became an indirect wholly-owned subsidiary of Parent. As a result of the Merger, all outstanding shares of common stock of the Company are held by the Parent. In connection with the Merger, the Company eliminated the trading symbol for the common stock from the NASDAQ Stock Market, LLC (the “NASDAQ”) and suspended its obligations to file reports with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has also filed the applicable reports with the SEC to de-register its common stock under the Exchange Act, which means there is no established reporting system or market for trading in the Company’s common stock.

Market for the Notes.     There is no established reporting system or trading market for the Notes. If the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities.

Prior to the elimination of the trading symbol as described above, the Company’s common stock traded on the NASDAQ since May 31, 2000. The following table sets forth the high and low per share sales prices of the Company’s common stock for the periods indicated as reported on published financial sources.

	High	Low
2008
Fourth Quarter	$31.21	$30.75
Third Quarter	$30.95	$16.89
Second Quarter	$22.40	$18.15
First Quarter	$24.64	$17.77

2007
Fourth Quarter	$28.83	$19.70
Third Quarter	$26.50	$21.45
Second Quarter	$26.83	$23.02
First Quarter	$24.97	$21.39
2006
Fourth Quarter	$24.75	$18.77
Third Quarter	$23.16	$17.01
Second Quarter	$25.29	$20.09
First Quarter	$25.48	$14.84

The Company urges you to obtain current market information for the Notes before making any decision to surrender your Notes pursuant to the Offer.

Optional Redemption.     On and after May 20, 2012, the Company may, at its option, redeem the then outstanding Notes, in whole or in part, at a redemption price, payable in cash, equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including contingent and special interest, if any) to, but excluding, the redemption date.

Ranking.     The Notes are the senior unsecured obligations of the Company and rank equally in right of payment with each other and with all of our other senior unsecured indebtedness. As of October 13, 2008, the amount of the Company’s senior indebtedness was approximately $325 million in aggregate principal amount.

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase.  Holders will not be entitled to receive the Fundamental Change Purchase Price for their Notes unless they validly surrender their Notes on or before 5:00 p.m. New York City time on November 19, 2008 and do not withdraw the Notes and Letter of Transmittal on or before 5:00 p.m., New York City time, on November 24, 2008. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes but any Notes surrendered must be in $1,000.00 principal amount or an integral multiple thereof.

If Holders do not validly surrender their Notes and deliver the Letter of Transmittal on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture. However, because the Notes are no longer convertible into shares of common stock of the Company as a result of the Merger, the holders of the Notes will not share in future appreciation of the value of the Company.  In the event that the Notes become convertible in the future, the Notes will be converted into an amount in cash of $1,181.96 per $1,000.00 in principal amount of the Notes, with such payment deemed full payment of all accrued but unpaid interest on the Notes converted.

Method of Delivery.     The method of delivery of Notes, the related Letter of Transmittal and all other required documents, including delivery through DTC and acceptance through DTC’s Automatic Tenders over the PTS, is at the election and risk of the person surrendering such Notes and delivering such Letter of Transmittal and, except as expressly otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. The date of any postmark or other indication of when a Note or the Letter of Transmittal was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Expiration Date to permit delivery to the Depositary prior to 5:00 p.m., New York City time, on the Expiration Date.

Letter of Transmittal and Fundamental Change Purchase Notice.     Enclosed with this Offer to Purchase is the form Letter of Transmittal and Fundamental Change Purchase Notice that you are required to use. The Letter of Transmittal requires you to state (among other things):

•      the certificate number of the Notes being delivered for purchase;

•      the portion of the principal amount of the Notes which will be delivered to be purchased, which portion must be in principal amounts of $1,000.00 or an integral multiple thereof; and

•      that such Notes shall be purchased as of the Fundamental Change Purchase Date pursuant to the terms and conditions specified in the Indenture and the Notes.

Delivery of Notes.

Notes in Certificated Form.     To receive the Fundamental Change Purchase Price, Holders of Notes in certificated form must deliver to the Depositary the Notes to be surrendered for purchase and the accompanying Letter of Transmittal, or a copy thereof, on or before 5:00 p.m., New York City time, on the Expiration Date.

Notes Held Through a Custodian.     A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact the nominee if the Holder desires to surrender his or her Notes and instruct the nominee to surrender the Notes for purchase on the Holder’s behalf.

Notes in Global Form.     A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Notes by:

•      delivering to the Depositary’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•      electronically transmitting his or her acceptance through DTC’s PTS, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Depositary, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Letter of Transmittal.

Notes and the Letter of Transmittal must be delivered to the Depositary to collect payment. Delivery of documents to DTC or to the Company does not constitute delivery to the Depositary.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

Notice of Guaranteed Delivery.     If you desire to surrender Notes for purchase pursuant to the Offer but:

•      certificates representing such Notes are not immediately available,

•      time will not permit your Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary prior to 5:00 p.m., New York City time, on the Expiration Date, or

•      the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed prior to 5:00 p.m., New York City time, on the Expiration Date,

you may nevertheless surrender such Notes with the effect that such surrender will be deemed to have been received prior to 5:00 p.m., New York City time, on the Expiration Date, if all the following conditions are satisfied:

•      such surrender is made by or through an eligible guarantor institution (each, an “Eligible Institution”), as defined in Rule 17Ad-15 under the Exchange Act;

•      prior to 5:00 p.m., New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution, at the address of the Depositary set forth on the second page of this Offer to Purchase, a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) substantially in the form enclosed herewith, setting forth the name(s) and address(es) of the holder(s) and the principal amount of Notes being surrendered for purchase, and stating that the surrender is being made thereby and guaranteeing that, within three trading days after the date of execution of the Notice of Guaranteed Delivery, a properly completed and executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or in the case of a book-entry transfer, an agent’s message) and certificates evidencing the Notes (or confirmation of book-entry transfer of such Notes into the Depositary’s account with DTC), and any other documents required by the Letter of Transmittal, will be deposited by such Eligible Institution with the Depositary; and

•      such Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an agent’s message), together with certificates for all physically delivered Notes in proper form for transfer (or confirmation of book-entry transfer of such Notes into the Depositary’s account with DTC) and all other required documents are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

The term “agent’s message” means a message, transmitted to DTC and received by the Depositary and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that the beneficial owner of the Notes agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such person.

Under no circumstances will Notes accrete in value or accrue interest by reason of any delay in making payment to any person using the guaranteed delivery procedures. The purchase price for Notes surrendered pursuant to the guaranteed delivery procedures will be the same as that for Notes delivered to the Depositary on or before the Expiration Date.

4.    Right of Withdrawal.     Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on November 24, 2008, the Fundamental Change Purchase Date. Pursuant to the Indenture, in order to withdraw Notes, Holders must deliver to the Depositary written notice, substantially in the form enclosed herewith, specifying:

•      if a certificated Note has been issued, the certificate number of the Notes in respect of which such notice of withdrawal is being submitted, or if not, such information as required by DTC;

•      the principal amount, in integral multiples of $1,000.00, of the Notes with respect to which such notice of withdrawal is being submitted; and

•      the principal amount, if any, of such Notes which remain subject to the original Letter of Transmittal and which has been or will be delivered for purchase by the Company.

The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Rule 17Ad-15 of the Exchange Act) unless such Notes have been surrendered for purchase for the account of an Eligible Institution. Any properly withdrawn Notes will be deemed not validly surrendered for purposes of the Offer. Notes withdrawn from the Offer may be surrendered again by following the surrender procedures described in Section 3 above.

Enclosed with this Offer to Purchase is a Notice of Withdrawal that may be used for withdrawing Notes.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

5.    Payment for Surrendered Notes.     Pursuant to Section 3.11 of the Indenture, promptly after the Expiration Date, the Company will forward to the Depositary the appropriate amount of cash required to pay the Fundamental Change Purchase Price for the Notes validly surrendered in the Offer prior to 5:00 p.m., New York City time, on November 19, 2008, and not validly withdrawn, and the Depositary will distribute the cash to each Holder that has validly delivered its Notes and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on November 24, 2008, on the Business Day following the Fundamental Change Purchase Date or, if applicable, promptly following the time of delivery of Notes to the Depositary in accordance with the guaranteed delivery procedures described in this Offer to Purchase.

The total amount of funds required by the Company to purchase all of the Notes in the Offer, excluding accrued, but unpaid, interest, and to pay all related fees and expenses is approximately $325.4 million (assuming that all of the outstanding Notes are validly surrendered for purchase and accepted for payment).

6.    Notes Acquired.      Any Notes purchased by the Company pursuant to the Offer will be cancelled by the Trustee, pursuant to the terms of the Indenture.  Unless the Company defaults in making payment of the Fundamental Change Purchase Price, interest on the Notes surrendered for purchase by the Company will cease to accrue on and after the Fundamental Change Purchase Date.

7.    Plans or Proposals of the Company.     Except as described below or elsewhere in these materials or as previously publicly announced, the Company currently has no agreements and has not authorized any actions that would be material to a Holder’s decision to surrender Notes for purchase in the Offer, which relate to or which would result in:

•      Any extraordinary transaction, such as a merger, reorganization or liquidation, involving the subject company or any of its subsidiaries;

•      Any purchase, sale or transfer of a material amount of assets of the subject company or any of its subsidiaries;

•      Any material change in the present dividend rate or policy, or indebtedness or capitalization of the subject company;

•      Any other material change in the subject company’s corporate structure or business, including, if the subject company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940; or

•      The acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company.

As described elsewhere in these materials and as previously publicly announced, the Company was a party to the Merger.  In connection with the Merger, the composition of the Company’s board of directors changed pursuant to the Merger Agreement and certain of the Company’s executive officers have entered into employment agreements that became effective upon the consummation of the Merger.  Also in connection with the Merger, shares of the Company’s common stock were de-listed from NASDAQ and the Company suspended its obligation to file reports under Section 15(d) of the Exchange Act.

8.    Source and Amount of Funds.

The total amount of funds required by the Company to purchase all of the Notes in the Offer, excluding accrued, but unpaid, interest, and to pay all related fees and expenses is approximately $325.4 million (assuming that all of the outstanding Notes are validly surrendered for purchase and accepted for payment).

The funds necessary to purchase the Notes in the Offer have been provided by the Parent pursuant to its agreement in the Merger Agreement to provide or cause to be provided to Sciele funds necessary to satisfy any cash amounts due upon conversion or repurchase (pursuant to the offer to repurchase of the Notes in accordance with the Indenture).

In connection with its obligations under the Merger Agreement, on October 1, 2008, the Parent entered into a special overdraft loan agreement and a market interest rate loan agreement (collectively, the “Loan Agreement”) with Sumitomo Mitsui Banking Corporation (“SMBC”) under which SMBC lent ¥110 billion, the equivalent of approximately $1.0 billion, to the Parent for the purpose of financing the acquisition of Sciele.  SMBC funded the Loan Agreement to the Parent on October 6, 2008.  The funding under the Loan Agreement was not subject to any conditions precedent. The Parent’s obligations under the Loan Agreement are unsecured. No guarantees were provided by any of the Parent’s subsidiaries. The Loan Agreement will expire on the earlier of (i) September 30, 2009 and (ii) upon the occurrence of an acceleration event. During the term of the Loan Agreement, within two days after the Parent submits a request form to SMBC, SMBC will deposit the requested funds into the Parent’s bank account by the Parent’s requested method of deposit.

Borrowings under the Loan Agreement will bear interest at the prevailing interest rate at which SMBC is able to procure funds for the applicable interest rate period on the short-term money market or other markets plus a margin of 0.15% per annum. In addition, the Parent will pay customary fees. The Loan Agreement includes covenants by the Parent with respect to (i) maintenance of an interest coverage ratio (as defined in the Loan Agreement) of not less than 1 to 1, (ii) absence of a two consecutive-period operating loss and (iii) maintenance of an excess of its assets over its liabilities.  A breach of any covenant by the Parent would give SMBC a right to (i) require a consultation with the Parent to amend certain provisions of the Loan Agreement, subject to certain conditions and (ii) in certain circumstances, to accelerate the loans under the Loan Agreement. The Loan Agreement also contains other terms and conditions customary for similar financings by banks in Japan.

The foregoing summary description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement itself, a copy of which has been filed with the SEC as an exhibit to the Schedule TO filed by Parent and Purchaser in connection with the Share Offer and which may be downloaded from the SEC’s web site at www.sec.gov.

9.    Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.     To the Company’s knowledge:

•      neither the Company, its executive officers, directors, subsidiaries or other affiliates have any beneficial interest in the Notes;

•      none of the officers or directors of the subsidiaries of the Company have any beneficial interest in the Notes;

•      the Company will not purchase any Notes from such persons; and

•      during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the Company’s directors and executive officers is attached to this Offer to Purchase as Schedule A.

Except as described above, neither the Company, nor, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of the Notes.

10.    Legal Matters; Regulatory Approvals.     The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Offer to Purchase. Should any approval or other action be required, the Company presently intends to seek the approval or take the action as required. However, the Company cannot assure you that it would be able to obtain any required approval or take any other required action.

11.    Prohibition of Purchases of Notes by the Company and Its Affiliates.     Effective October 15, 2008, the Company and its affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Offer until at least the 10th business day after the Expiration Date or through the payment of Conversion Value for Notes converted pursuant to the Conversion Right, if any. After that time, if any Notes remain outstanding, the Company and its respective affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Fundamental Change Purchase Price. Any decision to purchase Notes after the Offer, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Offer, the Company’s business and financial position, and general economic and market conditions.

12.    Material United States Income Tax Considerations.

U.S. Federal Income Tax Considerations.     The following discussion, which is for general information only, is a summary of the material U.S. federal income tax considerations relating to the surrender of Notes for purchase pursuant to the Offer. This discussion does not purport to be a complete analysis of all potential tax effects of the Offer.

This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. This summary applies only to Holders who hold Notes as “capital assets” within the meaning of Section 1221 of the Code, that is, generally, for investment. This summary does not discuss all aspects of United States federal income taxation that may be relevant to Holders in light of their special circumstances or to Holders subject to special tax rules. Special rules apply, for example, to financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons who hold Notes through a partnership or other pass-through entity, persons subject to alternative minimum tax, persons holding Notes as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, persons whose functional currency is not the U.S. dollar or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the laws of any state, local, foreign or other taxing jurisdiction.

As used in this summary, a “U.S. Holder” is a beneficial owner of Notes that is (1) a citizen or resident of the United States, (2) a domestic corporation, (3) a domestic partnership, (4) an estate the income of which is subject to United States federal income tax without regard to its source or (5) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a United States person.

As used in this summary, the term “non-U.S. Holder” means a beneficial owner of Notes that is not a U.S. Holder.

Sale of Notes Pursuant to the Offer.     A U.S. Holder who receives cash in exchange for Notes pursuant to the Offer will recognize taxable gain or loss equal to the difference between (i) the amount of cash received, other than amounts attributable to accrued interest that the Holder has not previously included in income, which will be taxed as ordinary interest income, and (ii) the Holder’s adjusted tax basis in the Notes surrendered. Generally, a U.S. Holder’s adjusted tax basis in the Notes will equal the Holder’s cost of the Notes increased by any original issue discount or market discount previously included in income by the Holder with respect to the Notes and reduced by any bond premium which the Holder has previously amortized. Subject to the market discount rules described below, a U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Notes were held for more than a year.

A U.S. Holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of those Notes pursuant to the Offer as ordinary income rather than capital gain to the extent of the accrued market discount, unless the Holder elected to include market discount in income as it accrued. Subject to a de minimis exception, market discount generally equals the excess of the adjusted issue price of a Security at the time the Holder acquired it over the Holder’s initial tax basis in the Security. The adjusted issue price of a Security at the time of acquisition equals the sum of the issue price of the Security and the aggregate amount of original issue discount includible in gross income by all prior holders of the Security.

A non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized or income that constitutes portfolio interest income on the receipt of cash in exchange for Notes pursuant to the Offer unless (i) the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment maintained by the Holder, or (ii) the non-U.S. Holder is an individual who is present in the U.S. for at least 183 days during the year of disposition of the note or shares and other conditions are satisfied.

If a non U.S. Holder is engaged in a trade or business in the United States and the Holder’s investment in the Notes is effectively connected with such trade or business, the Holder will be subject to regular United States federal income tax on a net income basis on any gain recognized upon a sale of the Notes pursuant to the Offer in the same manner as if the Holder were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, the Holder may be subject to a branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) of the Holder’s earnings and profits for the taxable year that are effectively connected with the Holder’s conduct of a trade or business in the United States. If a non-U.S. Holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the non-U.S. Holder in the United States.

Withholding.     Under the backup withholding provisions of the Code, a U.S. Holder who surrenders Notes for purchase will generally be subject to backup withholding on the gross payment if such Holder fails to provide a properly completed IRS Form W-9, Request for Taxpayer Identification Number (or other acceptable substitute, “IRS Form W-9”).  U.S. Holders electing to surrender Notes should complete the IRS Form W-9 which is part of the Letter of Transmittal and provide it with the Notes being surrendered. A U.S. Holder exempt from backup withholding under the Code should so indicate in Part 2 of the IRS Form W-9. If a non-U.S. Holder holds Notes through the non-U.S. office of a non-U.S. related broker or financial institution, withholding and information reporting generally will not be required. Information reporting, and possibly withholding, may apply if the Notes are held by a non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. Holder fails to provide appropriate information (on the appropriate IRS Form W-8 or other applicable form). Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and withholding rules to the disposition of Notes pursuant to the Offer.

All descriptions of tax considerations are for the Holders’ guidance only and are not tax advice. The Company recommends that the Holders consult with their tax and financial advisors with respect to the tax consequences of surrendering Notes for purchase, including the applicability and effect of state, local and foreign tax laws, before surrendering their Notes for purchase.

13.    Fees and Expenses.     The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Notes pursuant to the Offer.

14.    Solicitations.     Directors, officers and regular employees of either the Company and its affiliates (who will not be specifically compensated for such services) and the Depositary may contact Holders by mail, telephone, or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of the Notes.

15.    Definitions.     All capitalized terms used but not specifically defined herein have the meanings given to such terms in the Indenture.

16.    Conflicts.     In the event of any conflict between this Offer to Purchase and the accompanying Letter of Transmittal on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

Neither the Company, its board of directors, nor its employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Offer to Purchase. Each Holder must make his or her own decision whether to surrender his or her Notes for purchase and, if so, the principal amount of Notes to surrender based on their own assessment of current market value and other relevant factors.

SCIELE PHARMA, INC.

October 15, 2008

SCHEDULE A
INFORMATION ABOUT THE DIRECTORS AND
EXECUTIVE OFFICERS OF SCIELE PHARMA, INC. AND
MANAGERS AND EXECUTIVE OFFICERS OF SHIONOGI & CO., LTD.

The table below sets forth information about the Company’s directors and executive officers as of October 15, 2008. To the best of the Company’s knowledge, none of the Company’s executive officers or directors have beneficial ownership in the Notes. None of the Company and the directors and officers of the Company listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States.

Name	Position
Patrick P. Fourteau	Chief Executive Officer, Director
Edward J. Schutter	President and Chief Operating Officer, Director
Darrell Borne	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Larry M. Dillaha, M.D.	Executive Vice President, Chief Medical Officer
Leslie Zacks	Executive Vice President, Chief Legal and Compliance Officer, and Assistant Secretary
Joseph J. Ciaffoni	Executive Vice President, Chief Commercial Officer
Yasuhiro Mino	Director
Isao Teshirogi	Director
Sachio Tokaji	Director

The business address and telephone number of each director and executive officer is in care of Sciele Pharma, Inc., 5 Concourse Parkway, Suite 1800, Atlanta, Georgia 30328, (770) 442-9707.

The table below sets forth information about Shionogi & Co., Ltd.’s managers and executive officers as of October 15, 2008. To the best of the Company’s knowledge, none of such executive officers or managers have beneficial ownership in the Notes. None of Shionogi & Co., Ltd. and the managers and officers listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All managers and officers listed below are citizens of Japan.

Name	Position
Motozo Shiono	Chairman of the Board and Representative Director
Isao Teshirogi, Ph.D.	President and Representative Director
Kiyoshi Miyamoto	Director of the Board and Corporate Adviser
Sachio Tokaji	Director of the Board and Senior Executive Officer
Yasuhiro Mino	Director of the Board and Senior Executive Officer
Takuko Sawada	Corporate Officer and Executive General Manager, Pharmaceutical Development Division
Hirosato Kondo	Corporate Officer and Executive General Manager, Pharmaceutical Research Division
Ryuichi Kume	Executive Officer and Executive General Manager, Manufacturing Division
Shigenobu Mashimo	Corporate Officer and Executive General Manager, Corporate Quality Assurance Division
Takuo Fukuda	Executive Officer and Executive General Manager, Human Health Care Division
Keiichirou Nouda	Corporate Officer and General Manager, Diagnostics Department
Hitoshi Maeda	Corporate Officer and Executive General Manager, Consumer Health Care Business Division

The business address and phone number of each such director and executive officer is c/o Shionogi & Co., Ltd., 1-8, Doshomachi 3-chome, Chuo-ku, Osaka 541-0045 Japan, 011-81-6-6202-2161.